Exhibit 99.1

KIRBY CORPORATION	Contact: Steve Holcomb
713-435-1135
FOR IMMEDIATE RELEASE

KIRBY CORPORATION ANNOUNCES
RECORD 2013 FOURTH QUARTER AND YEAR RESULTS

•	2013 fourth quarter earnings per share were $1.13 compared with $1.03 earned in the 2012 fourth quarter which included a $.09 per share earnout credit

•	2013 year earnings per share were $4.44 compared with $3.73 for 2012

•	2014 first quarter earnings per share guidance is $1.05 to $1.15 compared with $1.00 earned in the 2013 first quarter

•	2014 year earnings per share guidance is $4.75 to $4.95 compared with $4.44 earned in 2013

Houston, Texas (January 29, 2014) – Kirby Corporation (“Kirby”) (NYSE:KEX) today announced record net earnings attributable to Kirby for the fourth quarter ended December 31, 2013 of $64.3 million, or $1.13 per share, compared with $57.9 million, or $1.03 per share, for the 2012 fourth quarter.  Consolidated revenues for the 2013 fourth quarter were $568.4 million compared with $512.6 million reported for the 2012 fourth quarter.

Kirby reported record-setting net earnings attributable to Kirby for the 2013 year of $253.1 million, or $4.44 per share, compared with $209.4 million, or $3.73 per share, for 2012.  Consolidated revenues for 2013 were $2.24 billion compared with $2.11 billion for 2012.

The 2013 and 2012 year results included credits reducing the fair-value of the contingent earnout liability associated with the acquisition of United Holdings LLC (“United”) in April 2011.  The 2013 year included a credit of $18.3 million before taxes, or $.20 per share, and the 2012 year a credit of $4.2 million before taxes, or $.05 per share.   The 2013 fourth quarter results did not include any credit as the liability was eliminated as of September 30, 2013, while the 2012 fourth quarter results included a credit of $8.2 million before taxes, or $.09 per share.

Joe Pyne, Kirby’s Chairman and Chief Executive Officer, commented, “Our inland and coastal tank barge fleets continued to maintain high equipment utilization levels and favorable pricing trends during the fourth quarter, but our results were somewhat affected by high delay days associated with winter weather conditions.  Our land-based diesel engine services business remained challenged as excess pressure pumping horsepower continued to impact that market.  We do anticipate some improvement in the land-based market later in 2014.”

Segment Results – Marine Transportation
Marine transportation revenues for the 2013 fourth quarter were $434.6 million compared with $381.0 million for the 2012 fourth quarter.  Operating income for the 2013 fourth quarter was $107.8 million compared with $89.8 million for the 2012 fourth quarter.

The inland marine transportation petrochemical, black oil and refined products markets remained consistently strong during the 2013 fourth quarter, in the 90% to 95% equipment utilization range, with favorable pricing trends.  Inland operations were negatively impacted by winter weather conditions during November and December that resulted in increased delay days compared with the 2013 third quarter and 2012 fourth quarter.

The coastal marine transportation markets reflected continued strong equipment utilization in the 90% range with favorable short-term and long-term contract renewals and higher spot contract pricing.  Demand remained firm for the regional distribution of refined products, crude oil and gas condensate, and the movement of petrochemicals. Progress continued in expanding the coastal customer base to inland customers with coastal requirements. The coastal operations were negatively impacted by market seasonality and winter weather conditions during November and December.

The marine transportation operating margin for the 2013 fourth quarter was 24.8% compared with 23.6% for the 2012 fourth quarter.

Segment Results – Diesel Engine Services
Diesel engine services revenues for the 2013 fourth quarter were $133.8 million compared with $131.6 million for the 2012 fourth quarter.  Operating income for the 2013 fourth quarter was $4.7 million compared with 2012 fourth quarter operating income of $13.1 million that included an $8.2 million credit to the United contingent earnout liability.

The results reflected a continuation of a challenging land-based diesel engine services market, while the marine and power generation markets remained consistent with prior 2013 quarters.  The manufacturing of oil service equipment, including pressure pumping units, and sales and service of land-based engines, transmissions and parts remained weak, but did reflect signs of improvement in each market late in the quarter.  The market for the remanufacturing of older pressure pumping units remained stable.  The marine diesel engine services market continued to benefit from major service projects for inland and coastal customers.  The power generation market benefited from generator set upgrades and parts sales for both domestic and international customers.

The diesel engine services operating margin was 3.5% for the 2013 fourth quarter compared with 10.0% for the 2012 fourth quarter, which included the positive impact of the $8.2 million credit to the contingent earnout liability.

Cash Generation
Cash flow remained strong during 2013 with EBITDA of $597.7 million compared with $506.9 million for 2012.  The cash flow was used in part to fund capital expenditures of $253.2 million, including $147.8 million for new inland tank barge and towboat construction and progress payments on the construction of two offshore dry-bulk barge units completed during the 2013 second quarter, and $105.4 million primarily for upgrades to existing inland and coastal marine equipment and facilities, and diesel engine services facilities. Total debt as of December 31, 2013 was $749.2 million and the debt-to-capitalization ratio was 27.0%, a significant decrease from total debt as of December 31, 2012 of $1.14 billion and debt-to-capitalization of 39.9%.

Outlook
Commenting on the 2014 first quarter and full year market outlook and guidance, Mr. Pyne said, “Our earnings per share guidance for 2014 is $4.75 to $4.95 compared with $4.44 for 2013 that included a $.20 per share credit to the United contingent earnout liability. Our 2014 guidance assumes continued strong demand across all marine transportation markets with equipment utilization levels remaining in the 90% to 95% range with continued favorable pricing trends.  For our diesel engine services segment, we anticipate improvement in our land-based market as the year progresses, and that our marine and power generation markets will remain consistent with 2013.  At the present time, we believe the major factors between our high and low end 2014 guidance are our coastal marine transportation market, its equipment utilization levels and pricing trends, and the timing of the improvement during 2014 in our land-based diesel engine services market.”

Regarding the 2014 first quarter guidance, Mr. Pyne stated, “Our 2014 first quarter earnings per share guidance is $1.05 to $1.15 compared with $1.00 reported for the 2013 first quarter that included a $.05 per share credit to the United contingent earnout liability.  We anticipate continued strong inland and coastal equipment utilization with favorable pricing trends. Our guidance factors in normal winter weather conditions for both our inland and coastal transportation markets, and no recovery in our land-based diesel engine services market.”

Mr. Pyne continued, “Our 2014 capital spending guidance is currently in the $200 to $210 million range, including approximately $45 million for the construction of 37 inland tank barges and $45 million in progress payments on the construction of an 185,000 barrel coastal articulated tank barge and tugboat unit scheduled to be placed in service in mid-to-late 2015.  The balance of $110 to $120 million is primarily capital upgrades and improvements to existing inland and coastal marine equipment and facilities, and diesel engine services facilities.”

Conference Call
A conference call is scheduled at 10:00 a.m. central time tomorrow, Thursday, January 30, 2014, to discuss the 2013 fourth quarter and year performance, as well as the outlook for the 2014 first quarter and year.  The conference call number is 800-446-2782 for domestic callers and 847-413-3235 for international callers.  The leader’s name is Steve Holcomb.  The confirmation number is 36351251.  An audio playback will be available at 1:00 p.m. central time on Thursday, January 30, through 5:00 p.m. central time on Friday, February 28, 2014 by dialing 888-843-7419 for domestic and 630-652-3042 for international callers.  A live audio webcast of the conference call will be available to the public and a replay available after the call by visiting Kirby’s website at http://www.kirbycorp.com/.

GAAP to Non-GAAP Financial Measures
The financial and other information to be discussed in the conference call is available in this press release and in a Form 8-K filed with the Securities and Exchange Commission.  This press release and the Form 8-K include a non-GAAP financial measure, EBITDA, which Kirby defines as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization.  A reconciliation of EBITDA with GAAP net earnings attributable to Kirby is included in this press release.  This earnings press release includes marine transportation performance measures, consisting of ton miles, revenue per ton mile, towboats operated and delay days.  Comparable performance measures for the 2012 year and quarters are available at Kirby’s website, http://www.kirbycorp.com/, under the caption Performance Measurements in the Investor Relations section.

Forward-Looking Statements
Statements contained in this press release with respect to the future are forward-looking statements.  These statements reflect management’s reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, unanticipated additions to industry capacity, changes in the Jones Act or in U.S. maritime policy and practice, fuel costs, interest rates, weather conditions, and timing, magnitude and number of acquisitions made by Kirby.  Forward-looking statements are based on currently available information and Kirby assumes no obligation to update any such statements.  A list of additional risk factors can be found in Kirby’s annual report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission.

About Kirby Corporation
Kirby Corporation, based in Houston, Texas, is the nation’s largest domestic tank barge operator transporting bulk liquid products throughout the Mississippi River System, the Gulf Intracoastal Waterway, coastwise along all three United States coasts and in Alaska and Hawaii.  Kirby transports petrochemicals, black oil, refined petroleum products and agricultural chemicals by tank barge.  Through the diesel engine services segment, Kirby provides after-market service for medium-speed and high-speed diesel engines and reduction gears used in marine and power generation applications.  Kirby also distributes and services diesel engines, transmissions, pumps, compression products and manufactures and remanufactures oilfield service equipment, including pressure pumping units, for land-based pressure pumping and oilfield service markets.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2013	2012	2013	2012
	(unaudited, $ in thousands except per share amounts)
Revenues:
Marine transportation	$434,600	$380,970	$1,713,167	$1,408,893
Diesel engine services	133,797	131,581	529,028	703,765
	568,397	512,551	2,242,195	2,112,658
Costs and expenses:
Costs of sales and operating expenses	365,548	334,397	1,448,805	1,409,662
Selling, general and administrative	49,431	37,711	177,766	178,483
Taxes, other than on income	3,304	3,243	15,893	14,519
Depreciation and amortization	41,530	37,747	164,437	145,147
Loss (gain) on disposition of assets	(160)	15	(888)	14
	459,653	413,113	1,806,013	1,747,825
Operating income	108,744	99,438	436,182	364,833
Other income (expense)	132	(45)	368	78
Interest expense	(5,971)	(6,588)	(27,872)	(24,385)
Earnings before taxes on income	102,905	92,805	408,678	340,526
Provision for taxes on income	(37,646)	(34,231)	(152,379)	(127,907)
Net earnings	65,259	58,574	256,299	212,619
Less: Net earnings attributable to noncontrolling interests	(992)	(686)	(3,238)	(3,181)

Net earnings attributable to Kirby	$64,267	$57,888	$253,061	$209,438

Net earnings per share attributable to Kirby common stockholders:
Basic	$1.13	$1.03	$4.46	$3.75
Diluted	$1.13	$1.03	$4.44	$3.73
Common stock outstanding (in thousands):
Basic	56,429	55,615	56,354	55,466
Diluted	56,646	55,795	56,552	55,674

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

	Fourth Quarter		Year
	2013	2012	2013	2012
	(unaudited, $ in thousands)
EBITDA: (1)
Net earnings attributable to Kirby	$64,267	$57,888	$253,061	$209,438
Interest expense	5,971	6,588	27,872	24,385
Provision for taxes on income	37,646	34,231	152,379	127,907
Depreciation and amortization	41,530	37,747	164,437	145,147
	$149,414	$136,454	$597,749	$506,877

Capital expenditures	$46,180	$56,280	$253,227	$312,167

			December 31,
			2013	2012
			(unaudited, $ in thousands)
Long-term debt, including current portion			$749,150	$1,135,110
Total equity			$2,022,153	$1,707,054
Debt to capitalization ratio			27.0%	39.9%

MARINE TRANSPORTATION STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2013	2012	2013	2012
	(unaudited, $ in thousands)

Marine transportation revenues	$434,600	$380,970	$1,713,167	$1,408,893

Costs and expenses:
Costs of sales and operating expenses	257,386	226,502	1,029,040	848,540
Selling, general and administrative	28,725	27,770	112,272	105,934
Taxes, other than on income	2,847	2,930	14,026	12,807
Depreciation and amortization	37,850	33,928	149,574	129,857
	326,808	291,130	1,304,912	1,097,138

Operating income	$107,792	$89,840	$408,255	$311,755

Operating margins	24.8%	23.6%	23.8%	22.1%

DIESEL ENGINE SERVICES STATEMENTS OF EARNINGS

	Fourth Quarter		Year
	2013	2012	2013	2012
	(unaudited, $ in thousands)

Diesel engine services revenues	$133,797	$131,581	$529,028	$703,765

Costs and expenses:
Costs of sales and operating expenses	108,162	107,895	419,765	561,122
Selling, general and administrative	17,691	7,426	53,595	62,560
Taxes, other than income	444	302	1,805	1,667
Depreciation and amortization	2,764	2,847	11,096	12,030
	129,061	118,470	486,261	637,379

Operating income	$4,736	$13,111	$42,767	$66,386

Operating margins	3.5%	10.0%	8.1%	9.4%

OTHER COSTS AND EXPENSES

	Fourth Quarter		Year
	2013	2012	2013	2012
	(unaudited, $ in thousands)

General corporate expenses	$3,944	$3,498	$15,728	$13,294

Loss (gain) on disposition of assets	$(160)	$15	$(888)	$14

MARINE TRANSPORTATION PERFORMANCE MEASUREMENTS

	Fourth Quarter		Year
	2013	2012	2013	2012
Inland Performance Measurements:
Ton Miles (in millions) (2)	2,869	2,957	11,754	12,224
Revenue/Ton Mile (cents/tm) (3)	10.0	9.5	9.8	8.9
Towboats operated (average) (4)	253	253	256	245
Delay Days (5)	1,985	1,479	7,843	6,358
Average cost per gallon of fuel consumed	$3.26	$3.37	$3.21	$3.24

Barges (active):
Inland tank barges			861	841
Coastal tank barges			72	81
Offshore dry-cargo barges			8	8
Barrel capacities (in millions):
Inland tank barges			17.3	16.7
Coastal tank barges			6.0	6.3

(1)	Kirby has historically evaluated its operating performance using numerous measures, one of which is EBITDA, a non-GAAP financial measure. Kirby defines EBITDA as net earnings attributable to Kirby before interest expense, taxes on income, depreciation and amortization. EBITDA is presented because of its wide acceptance as a financial indicator. EBITDA is one of the performance measures used in Kirby’s incentive bonus plan. EBITDA is also used by rating agencies in determining Kirby’s credit rating and by analysts publishing research reports on Kirby, as well as by investors and investment bankers generally in valuing companies. EBITDA is not a calculation based on generally accepted accounting principles and should not be considered as an alternative to, but should only be considered in conjunction with, Kirby’s GAAP financial information.
(2)	Ton miles indicate fleet productivity by measuring the distance (in miles) a loaded tank barge is moved. Example: A typical 30,000 barrel tank barge loaded with 3,300 tons of liquid cargo is moved 100 miles, thus generating 330,000 ton miles.
(3)	Inland marine transportation revenues divided by ton miles. Example: Fourth quarter 2013 inland marine transportation revenues of $288,214,000 divided by 2,869,000,000 inland marine transportation ton miles = 10.0 cents.
(4)	Towboats operated are the average number of owned and chartered towboats operated during the period.
(5)	Delay days measures the lost time incurred by a tow (towboat and one or more tank barges) during transit. The measure includes transit delays caused by weather, lock congestion and other navigational factors.